Exhibit 99.1

Spine Injury Solutions, Inc. Reports Q3 2016 Financial Results and Reminds for Conference Call at 4:20 EST Today
•	Q3 Loss of $178,401 decreased 19% from $219,674 in Q3 15 –fourth consecutive quarterly decrease in loss.
•	Q3 Collections of $575,000 are highest of the year, passing the $15 million milestone since inception.
•	Q3 Gross Margins of 68%, a new record level.
•	Nationwide Marketing Initiative for QVH launched in November.

HOUSTON, Nov. 14, 2016 -- Spine Injury Solutions, Inc. (SPIN), a technology-driven, medical service, financing and healthcare solution company servicing the multi-billion dollar spine injury sector, reports Q3 2016 financial results and will hold an interactive video Investor conference call today Monday, November, 14, 2016, at 4:20 p.m. EST to discuss the Company's financial results for third quarter 2016 and provide an update on its current and future business initiatives.
Dr. Donovan, Chairman CEO stated, “While I am somewhat disappointed that no QVH sales were completed in Q3, our marketing team has made strides in formulating a strategic marketing plan which vastly increases the scope and size of our QVH product line. During the quarter, the Company presented its QVH v.3 and QVH Rx at several trade shows and workshops attracting some qualified leads. The biggest takeaway was feedback confirming that our new unique video documentation transparency QVH Rx system, which had its first operating room tests done earlier in the year, is engendering interest from administrators at hospitals, teaching hospitals/cadaver labs and ambulatory surgical centers for both its risk management aspects as well as education. Because of what we have learned, we feel we now have evidence of need for the Company to leverage our marketing efforts through national and regional commission only medical product rep firms.”
Donovan went on to say, “While net revenues may have declined a bit in Q3, net loss has also declined to its lowest level of the year, and our gross margin has increased to 68%, its best level ever. Additionally, Q3 cash collections of $575,000 was the highest of the year, bringing total cash received from our legacy business to over $15 million from inception.”
Results of Operations
Comparison of the three month period ended September 30, 2016 with the three month period ended September 30, 2015.
We recorded $782,276 in gross revenue for the three months ended September 30, 2016, offset by $323,318 of the expected settlement discount resulting in net revenue of $458,958. For the same period in 2015, gross revenue was $1,110,533, offset by $597,770 of the expected settlement discount, resulting in net revenue of $512,763. We ceased providing collection services to the San Antonio diagnostic center during the first quarter of 2016, and accordingly had no revenue in San Antonio for the three months ended September 30, 2016 versus the same quarter in 2015. This is the primary reason for the above decline in gross revenue between those two periods. Net revenue as a percentage of gross revenue increased to 58.7% for the three months ended September 30, 2016 from 46.2% for the three months ended September 30, 2015 due to a higher collection percentage in the 2016 quarter. We are currently providing technology and funding services to five spine injury diagnostic centers in the United States, which are located in Houston, Texas; Odessa, Texas; Tyler, Texas; El Paso, Texas; and Dallas, Texas.
Service cost was $146,314 for the three months ended September 30, 2016 compared to $221,557 for the same period in 2015. The decrease is due mainly to lower volume.

During the three months ended September 30, 2016, we incurred $459,126 of operating, general and administrative expenses compared with the $409,532 for the same period in 2015. The increase is attributable to increases in (i) travel costs of approximately $19,000, (ii) marketing costs of approximately $29,000, (iii) depreciation and amortization expense of approximately $3,000, (iv) payroll and benefit costs of approximately $10,000, (v) legal expenses of approximately $3,000 and (vi) office and operating expenses of $9,000, coupled with a decreases of (i) approximately $18,000 in consulting costs, and (ii) approximately $5,000 in subscriptions costs.
During the three months ended September 30, 2016, we incurred $18,862 of research and development expenses compared with $89,512 for the same period in 2015. The decrease is attributable to costs incurred during the three months ended September 30, 2015 for engineering and testing fees to verify the Quad Video Halo (“QVH”) meets certain standards. Our patented (Patent No. 9,084,577) technology meets UL compliance with specific immunity and emissions standards required by IEC 60601-1-2-2007.
As a result of the aforementioned, we had a net loss of $178,401 for the three months ended September 30, 2016, compared to a net loss of $219,674 for the three months ended September 30, 2015.
Conference Call Details
Conference Call: An investor conference call with management will be held on Monday, November 14, at 4:20 p.m. EST. The call will be video WebCast with a short live Power Point Presentation followed by Q & A.  The call may be accessed either by phone alone, which will not allow asking questions, or by phone and/or VOIP with headset after internet log-in with an on screen provided Audio Pin # which will allow verbally asking questions. Questions can also be typed into an online chat screen at any time during the presentation or Q & A period.
Access to the Call:  To use the internet link, you must register prior to access. So we suggest you complete the registration and get your log-in information in advance of the start of the presentation. You can register at any time.
Click or paste the link below in your browser for registration and web access to the presentation and follow the online instructions:
https://attendee.gotowebinar.com/register/4102389312293044484 or if the above link doesn't work, please try the following:
http://www.joinwebinar.com  Webinar ID: 374-886-779
Telephone Dial-in and/or VOIP which provides Q&A: To ask a question using your telephone, you must be online at the presentation website during the internet presentation where a unique Audio PIN # will be provided to you on screen after you log-in to the presentation console.  You must use the pin to hear the call on the phone. During the presentation, all will be muted until the Q&A portion. Questions can be asked by typing in the question in the provided questions link on the provided console at any time during the presentation and will be answered during the Q&A.
The Q & A will be moderated, but without an operator, and will be open to all questions after the formal presentations. Review this short YouTube tutorial video for pointers on how to use the Webinar Features. (This is just a demo. Do not use the numbers or codes on this demo. Use what is provided above.)

YouTube webinar instructions: http://youtu.be/n7b1VHDwwD4
If you use the telephone, but are NOT also online, you will be able to hear the presentation plus Q & A, but will remain in "listen only" mode for the duration of the call.
Conference Dial-in Number: 1 (631) 992-3221
Participant Access Code: 421-404-045
Conference Play Back:  A video replay of the conference call presentation will be available several hours after the completion of the call at the company website:
http://spineinjurysolutions.com/

About Spine Injury Solutions, Inc:
 We are a technology, marketing, billing, and collection company facilitating diagnostic services for patients who have sustained spine injuries. In addition, we are developing QVH programs to assist surgeons and other healthcare providers with treatment documentation in specialized areas, such as spine injuries and regenerative medicine. We deliver turnkey solutions to spine surgeons, orthopedic surgeons and other healthcare providers who treat spine injuries. Our goal is to become a leader in providing technology and monetizing services to spine and orthopedic surgeons and other healthcare providers. By monetizing the providers’ accounts receivable, patients are not unnecessarily delayed or prevented from obtaining needed treatment. After a patient is billed for the procedures performed we oversee collection.
Additional information about the company, along with a video replay of most recent Investor Conference Call can be found at its website at www.spineinjurysolutions.com.
About Quad Video HALO, Inc.:
 In addition, we are the owners and developers of the patented and CE Certified Quad Video HALO™ and HALO Rx™, a highly scalable video integrated operating room technology that meets the demands of medical practices and major hospital systems using our latest VideoTeleShare hardware/software advancement in providing video transparency to both invasive and minimally invasive medical procedures.
Additional information about QVH, can be found at its website at www.QuadVideoHalo.com
Forward-Looking Statements: This press release includes forward-looking statements as determined by the U.S. Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the company believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations, healthcare services demands, changes in healthcare practices, government regulation, and other factors over which the company has little or no control. The company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the company's recent filings with the SEC.

Contact:

Company Contact

Dr. William F. Donovan
Chairman, President & CEO
Spine Injury Solutions, Inc.
 713-521-4220